UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

March 19, 2012

LEXMARK INTERNATIONAL, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-14050	06-1308215
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Lexmark Centre Drive
740 West New Circle Road
Lexington, Kentucky 40550
(Address of Principal Executive Offices) (Zip Code)

(859) 232-2000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.

On March 19, 2012, Lexmark International, Inc. (“Lexmark”) issued a press release announcing the acquisitions of Nolij Corporation, a Massachusetts corporation (“Nolij”), and ISYS Search Software Pty Ltd., an Australian proprietary company (“ISYS”).

Perceptive Software USA, Inc., a Delaware corporation (“Perceptive USA”) and wholly-owned subsidiary of Lexmark, completed its acquisition of Nolij on March 13, 2012, pursuant to the terms of an Agreement and Plan of Merger (the “Merger Agreement”) by and among Perceptive USA, Perceptive Mergersub, Inc., a Massachusetts corporation, Nolij and a representative of the Nolij shareholders. Pursuant to the Merger Agreement, Perceptive USA acquired Nolij through the merger of Perceptive Mergersub, Inc. with and into Nolij, with Nolij continuing as the surviving company in the merger. Pursuant to the Merger Agreement, Perceptive USA acquired all of the issued and outstanding shares of Nolij for total cash consideration of approximately $32 million.

Lexmark International (Australia) Pty Ltd., an Australian proprietary company (“Lexmark Australia”) and wholly-owned subsidiary of Lexmark, ISYS, the shareholders of ISYS and a representative of the ISYS shareholders entered into an agreement for the sale and purchase of all of the issued and outstanding shares of ISYS (the “Share Purchase Agreement”), effective as of March 16, 2012 (the “Closing Date”).  Pursuant to the Share Purchase Agreement, Lexmark Australia acquired ISYS for total cash consideration of approximately $32 million.  Non-U.S. cash was used to purchase the shares of ISYS.

The text of the press release announcing the acquisitions of Nolij and ISYS is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(d)           Exhibits

Exhibit No.	Description of Exhibit
99.1	Press Release issued by Lexmark, dated March 19, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lexmark International, Inc.
(Registrant)

March 19, 2012

By: /s/ Robert J. Patton
Robert J. Patton
Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
99.1	Press Release issued by Lexmark, dated March 19, 2012.